Exhibit 5

[LETTERHEAD OF SEARS, ROEBUCK AND CO.]

December 14, 2000

Sears, Roebuck and Co.

3333 Beverly Road

Hoffman Estates, Illinois 60179

Ladies and Gentlemen:

    I have examined the post-effective amendment no. 1  to Registration Statement No. 33-64345 and the registration statement on Form S-8 (the "Registration Statement") to be filed by Sears, Roebuck and Co. (the "Company") with the Securities and Exchange
Commission on or about December 14, 2000 in connection with the registration under the Securities Act of 1933, as amended, of 15,000,000 common shares, $0.75 par value, of the Company issuable pursuant to the Company's 2000 Employees Stock Plans and the
Prospectus for use in connection therewith relating to 15,000,000 common shares, $0.75 par value (the "Common Shares") of the Company issuable under the Company's 2000 Employees Stock Plan, 1994 Employees Stock Plan and 1990 Employees Stock Plan
(collectively, the "Plans").  I have examined pertinent documents and records including the Plans and the certificate of incorporation and by-laws of the Company, and I have also made such other examinations as I have deemed necessary or appropriate as a basis for the opinion hereinafter expressed.

    I am of the opinion that the Common Shares to be issued pursuant to the Plans, when issued in accordance with the terms thereof, will be validly issued, fully paid and nonassessable, and that (except for statutory claims by laborers, servants, or employees for unpaid debts, wages or salaries, chargeable against certain of the principal shareholders only in the event of termination of listing and public trading in the Company's shares) no personal liability for obligations of the Company will attach to any holder of the Common Shares under existing statutes of the State of New York, in which the Company is incorporated.

    I consent to the use of this opinion as an exhibit to the Registration Statement and to the reference to me in the Prospectus relating to this Registration Statement.

Very truly yours,

/s/Anastasia D. Kelly

 Anastasia D. Kelly
Executive Vice President, General Counsel
Sears, Roebuck and Co.